United States
Securities and Exchange Commission
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934
September 12, 2007
(Date of Report)
ULTRALIFE BATTERIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York	14513
(Address of principal executive offices)	(Zip Code)
(315) 332-7100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement
     On September 12, 2007, the Registrant entered into a stock purchase agreement with Innovative Solutions Consulting, Inc., a Maryland corporation (“ISC”), Michele A. Aloisio, Marc DeLaVergne, Thomas R. Knowlton, Kenneth J. Wood, and W. Michael Cooper (the “Sellers”). Together, the Sellers own all of the outstanding shares of common stock in ISC. There are no material relationships between the Registrant or its affiliates and ISC or Sellers, other than in respect of the stock purchase agreement, which is described below.
     ISC is engaged in the business of providing engineering and technical services for communication electronic systems to government agencies. ISC specializes in the design, integration, and fielding of mobile, modular, and fixed-site communication electronic systems. Pursuant to the terms and conditions of the stock purchase agreement, at the closing of the transaction, which is expected to occur during the third quarter of the Registrant’s current fiscal year, the Registrant will acquire all of the outstanding shares of ISC’s common stock.
     Pursuant to the terms and conditions of the stock purchase agreement, at the closing of the transaction, the Registrant will pay Sellers a purchase price of $1,000,000 and in exchange the Registrant will receive all of the outstanding shares of ISC’s common stock. In addition, if certain sales milestones are met by ISC following its acquisition by the Registrant, the Registrant will pay Sellers, in up to three annual installments, an additional aggregate amount of up to $2,000,000.
     Prior to the closing of the transaction, the stock purchase agreement may be terminated under a number of circumstances. Termination can occur upon the mutual consent of the Registrant and Sellers holding a majority interest of ISC’s outstanding shares (“Requisite Number of Sellers”). In addition, the Registrant may terminate the stock purchase agreement prior to the closing date by providing written notice to the Requisite Number of Sellers on or before the 15th day following the signing of the stock purchase agreement (or such shorter time if the closing date occurs within such 15-day period) if the Registrant is not satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding ISC. The Registrant may also terminate the stock purchase agreement by providing written notice to a Requisite Number of Sellers at any time prior to the closing date if the Sellers have breached any material representation, warranty, or covenant contained in the stock purchase agreement in any material respect and the Sellers have not remedied the breach within 15 days after being provided with written notice of the breach by the Registrant. The Registrant may also terminate the stock purchase agreement if the closing date has not occurred on or before September 28, 2007 because the Sellers have failed to satisfy any condition precedent to closing under the stock purchase agreement.
     Similarly, a Requisite Number of Sellers can terminate the stock purchase agreement by providing written notice to the Registrant at any time prior to closing if the Registrant has breached any material representation, warranty, or covenant contained in the stock purchase agreement in any material respect and the Registrant has not remedied the breach within 15 days of being provided with written notice of the breach by Sellers. A Requisite Number of Sellers can also terminate the stock purchase agreement if the closing date has not occurred on or before

September 28, 2007 because the Registrant has failed to satisfy any condition precedent under the stock purchase agreement.
     The stock purchase agreement contains customary representations, warranties and covenants for a transaction of this type. The completion of the transaction is subject to the satisfaction of a number of closing conditions, including conditions relating to the Registrant’s financing for the transaction and the parties securing all necessary approvals for the transaction. The stock purchase agreement also contains an exclusivity provision that provides the Registrant with the exclusive right to purchase Sellers’ shares of ISC common stock.
     The Registrant expects to file the stock purchase agreement as an exhibit to its quarterly report on Form 10-Q for the quarter ended September 29, 2007. A copy of the press release issued by the Registrant in connection with the transaction is attached as Exhibit 99.1 to this current report.
Item 8.01    Other Events
     On September 17, 2007, the Registrant issued a press release announcing that it was awarded a contract valued at approximately $24 million from Raytheon Company to produce and supply SATCOM-On-The-Move satellite communications systems for installation on Mine Resistant Ambush Protected armored vehicles. Deliveries are expected to begin during the third quarter of fiscal year 2007 and be completed in the second quarter of fiscal year 2008. A copy of the press release is attached as Exhibit 99.2 to this current report.
Item 9.01    Financial Statements and Exhibits
     (d)    Exhibits.
99.1	Press Release, dated September 14, 2007, announcing the agreement to acquire ISC.
99.2	Press Release, dated September 17, 2007, announcing the $24 million contract with Raytheon Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2007	ULTRALIFE BATTERIES, INC.

/s/Robert W. Fishback

Robert W. Fishback Vice President — Finance and Chief Financial Officer